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                                                                      EXHIBIT 99

AMRE INC.                                                          PRESS RELEASE
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Contact:  John Vanecko                                     FOR IMMEDIATE RELEASE
          Vice President and CFO
          (214) 658-6338


         DALLAS, April 28, 1995 - AMRE, Inc., a national direct marketer of home improvement products, today reported operating results for the first quarter ended April 2, 1995.

         Contract revenues amounted to $60.9 million, compared with $52.1 million in the corresponding period last year. The net loss for the period amounted to $3.9 million or $0.29 per share, compared with a net loss of $3.0 million or $0.23 per share a year earlier.

         The Company said that, as previously indicated, it had anticipated a seasonal first quarter net loss, but the loss was somewhat larger than expected. Higher fixed costs and a reduced gross margin, principally in the fast-growing windows line, resulted in an operating loss of $6.7 million compared to the prior year operating loss of $5.2 million.

         Although the dollar amount of sales orders for the quarter was 11 percent higher than last year, sales orders were negatively impacted by the imbalance between lead flows and sales staffing in several key markets. Production backlog at the end of the quarter was slightly higher than at the same point a year ago.

         The Company separately announced today that V. James Sardo has resigned as President and Chief Executive Officer to pursue other career opportunities. Mr. Sardo has also resigned as a Director of the Company and withdrawn his nomination for election as a Director at the annual meeting of stockholders to be held on May 17, 1995.

         The Company is currently holding discussions with a successor to Mr. Sardo and believes it will be in a position to make an announcement with respect to a new President within 30 days. Until a new President is named, AMRE's activities will be directed by its Senior Management Team which will be headed by Ronald I. Wagner, Chairman of the Board of the Company.





                                (Tables Follow)
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                                   AMRE, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      QUARTER ENDED
                                             ----------------------------
                                             APRIL 2, 1995 MARCH 27, 1994
                                             ------------- --------------
Contract revenues   . . . . . . . . . . .     $    60,885    $    52,125

Gross profit  . . . . . . . . . . . . . .          40,360         35,241

Operating loss  . . . . . . . . . . . . .          (6,695)        (5,232)

Net loss  . . . . . . . . . . . . . . . .     $    (3,895)   $    (2,984)


Net loss per share  . . . . . . . . . . .     $     (0.29)   $     (0.23)

Weighted average shares outstanding . . .          13,306         12,851

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